April 14, 2023

Advisors Preferred Trust

1445 Research Boulevard, Suite 530

Rockville, MD 20850

Re: Advisors Preferred Trust File Nos. 333-184169 and 811-22756

Trustees:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 147 to the Advisors Preferred Trust Registration Statement (the "Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 177 to the Registration Statement (the "Amendment"). We also consent to all references to us in the Amendment.

Very truly yours,

/s/

THOMPSON HINE LLP